Ex 10.21

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (this “Agreement”) is entered into by and between Energy Transfer Equity, L.P. a Delaware master limited partnership (the “Partnership”), and Thomas P. Mason (the “Employee”).

WHEREAS, in recognition of (i) Thomas P. Mason’s appointment as the Executive Vice President and General Counsel of the general partner of the Partnership; (ii) his 2015 calendar year performance; and (iii) in recognition of his contributions to the Partnership and its family of partnerships on several key initiatives, including (a) the drop-down transactions by and between Energy Transfer Partners, L.P. and Sunoco LP, (b) the pending merger transaction between the Partnership and The Williams Companies, Inc., (c) the Partnership’s liquefied natural gas (LNG) export project, and (d) the simplification of the overall Energy Transfer family structure, the Partnership’s Compensation Committee, upon recommendation of the Partnership’s senior management approved, subject to entry into this Agreement, a special one-time cash incentive and retention bonus award in the amount of six million three hundred thousand dollars ($6,300,000.00) (the “Special Bonus”); and

WHEREAS, the Partnership has determined that it is in its best interests to secure Employee’s continued service until at least February 24, 2021; and
WHEREAS, Employee is desirous of receiving the Special Bonus and continuing his employment until at least February 24, 2021.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements of the parties set forth in this Agreement, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.    RETENTION PERIOD.

The retention period for purposes of this Agreement shall begin from the date of this Agreement (set forth below) and end on the earlier of: (i) February 24, 2021, and (ii) the date Employee’s employment with the Partnership is terminated by the Partnership without “Cause” or by the Employee for “Good Reason” (the “Retention Period”).

II.    SERVICES.

Employee shall continue to provide legal and other related services to the Partnership and/or its affiliates, during the Retention Period. During the Retention Period, Employee shall receive his regular salary and be eligible to participate in the Partnership’s compensation and benefit programs.

III.    SPECIAL BONUS RETENTION AMOUNT.

In consideration of this Agreement and in recognition of the Employee’s service, the Partnerships agrees to make the Special Bonus payment to the Employee, less all applicable withholdings (the “Special Bonus Retention Amount”). The award of the Special Bonus Retention Bonus specifically includes any cash bonus that Employee was eligible to receive under the Energy Transfer Partners, L.L.C. Annual Bonus Plan in respect of 2015 performance.

IV.    TERMINATION.

(a) Termination by Partnership other than For Cause or by Employee for Good Reason. If the Employee’s employment with the Partnership is involuntarily terminated by the Partnership, other than for “Cause,” as the term is defined below or by the Employee for “Good Reason”, as the term is defined below the Employee shall be entitled to retain the Special Bonus Retention Amount as if the Employee had remained employed through the end of the Retention Period.

For purposes of this Agreement, “ Cause” means (1) the commission by the Employee of a criminal or other act that involves dishonesty, misrepresentation or moral turpitude; (2) engagement by the Employee in any willful or deliberate misconduct which causes or is reasonably likely to cause economic damage to the Partnership or injury to the business reputation of the Partnership; (3) engagement in any dishonest or fraudulent conduct by the Employee in the performance of the Employee’s duties on behalf of the Partnership including, without limitation, the theft or misappropriation of funds or the disclosure of confidential or proprietary information; (4) the continuing failure or refusal of the Employee to satisfactorily perform the essential duties of the Employee for the Partnership after written notice thereof (specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Employee; (5) the material disregard or violation by the Employee of any Partnership policy or procedure; or (6) any other conduct materially detrimental (as determined in the sole reasonable judgment of the Partnership) to the Partnership’s business.

For purposes of this Agreement, “Good Reason” means, the occurrence, during the Retention Period and without the Employee’s prior written consent, of a material diminution in the Employee’s authority, duties or responsibilities that is inconsistent in a material and adverse respect with the Employee’s authority, duties or responsibilities with the Partnership on the date of this Agreement. The Employee must provide notice to the Partnership of the existence of the Good Reason condition within a period not to exceed ninety (90) days of the initial existence of the condition, upon the notice of which the Partnership must be provided at least thirty (30) days during which it may remedy the condition. Further, no act or omission shall be “Good Reason” if Employee has consented in writing to such act or omission.

In the event of a termination For Cause prior to the end of the Retention Period, the Employee shall remit or repay all or portions of the Special Bonus Retention Amount as follows:

(i)
If prior to the third (3rd) anniversary of the effective date of this Agreement, Employee is terminated For Cause, Employee will be obligated to remit and repay one-hundred percent (100%) of the Special Bonus Retention Amount as originally received by the Employee less applicable tax withholdings;

(ii)
If after the third (3rd) anniversary but prior to the fourth (4th) anniversary of the effective date of this Agreement, Employee is terminated For Cause, Employee will be obligated to remit and repay seventy-five percent (75%) of the Special Bonus Retention Amount as originally received by the Employee less applicable tax withholdings; and

(iii)	If after the fourth (4th) anniversary of the effective date of this Agreement but prior to end of the Retention Period, Employee is terminated For Cause, Employee will be obligated to remit and repay fifty percent (50%) of the Special Bonus Retention Amount as originally received by the Employee less applicable tax withholdings .

(b) Termination upon Death or Disability. If the Employee’s employment with the Partnership is terminated as a result of the Employee’s death or the Employee’s permanent disability (as determined by the Partnership), as applicable, on or before the expiration of the Retention Period, the Employee or his estate as applicable shall be entitled to retain the entire amount of the Special Bonus Retention Amount, as if the Employee had remained employed through the end of the Retention Period.

(c) Other Terminations Including but not Limited to Employee Resignation. If the Employee’s employment with the Partnership is terminated and such termination is not covered by Sections IV(a) or IV(b) above, prior to the end of the Retention Period will require the Employee to remit or repay all or portions of the Special Bonus Retention Amount as follows:

(i)
If prior to the third (3rd) anniversary of the effective date of this Agreement, Employee’s employment is terminated for any reason not enumerated in Sections IV(a) or IV(b) of this Agreement, Employee will be obligated to remit and repay one-hundred percent (100%) of the Special Bonus Retention Amount as originally received by the Employee less applicable tax withholdings;

(ii)
If after the third (3rd) anniversary but prior to the fourth (4th) anniversary of the effective date of this Agreement, Employee’s employment is terminated for any reason not enumerated in Sections IV(a) or IV(b) of this Agreement, Employee will be obligated to remit and repay seventy-five percent (75%) of the Special Bonus Retention Amount as originally received by the Employee less applicable tax withholdings; and

(iii)
If after the fourth (4th) anniversary of the effective date of this Agreement but prior to end of the Retention Period, Employee’s employment is terminated for any reason not enumerated in Sections IV(a) or IV(b) of this Agreement, Employee will be obligated to remit and repay fifty percent (50%) of the Special Bonus Retention Amount as originally received by the Employee less applicable tax withholdings.

V.    NOT AN EMPLOYMENT AGREEMENT.

This Agreement is not, and nothing herein shall be deemed to create, a contract of continuing employment between Employee and the Partnership or any affiliate of the Partnership. Subject to the terms of this Agreement, Employee may terminate his employment with the Partnership at any time, and the Partnership may terminate Employee’s employment with the Partnership at any time, with or without Cause, and such right is specifically reserved.

VI.    ASSIGNMENT.

A.    Assignment by Partnership. This Agreement may be assigned or transferred by the Partnership to, and if assigned or transferred shall be binding upon and inure to the benefit of, any affiliate or successor of the Partnership and thereafter any such affiliates or successors shall be deemed substituted for the “Partnership” under the terms of this Agreement for all purposes.

B.    Assignment by Employee. Neither this Agreement nor any right arising hereunder may be assigned or pledged by Employee, except as contemplated by Section IV (b) in the event of the Employee’s death or disability.

VII.    MISCELLANEOUS.

A.    Governing Law. To the extent not preempted by federal law, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereunder.

B.    Interpretation. The Board of Directors of Partnership’s general partner shall have sole and exclusive authority to interpret the terms of this Agreement.

C.    Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable by reason of its scope or breadth, it shall be valid and enforceable only to the extent of the scope or breadth permitted by law.

D.    Modification. This Agreement shall not be varied, altered, modified, canceled, changed or in any way amended except by mutual agreement in a written instrument executed by the parties or their legal representatives.

E.    Tax Withholding. The Partnership may withhold from any amount paid under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.
F.    No Waiver of Rights. Failure of any party at any time to require another party’s performance of any obligation under this Agreement shall not affect the right to require performance of that obligation. Any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, or a waiver or modification of the provision itself.

G.    Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement. Employee affirms that this Agreement is entered into knowingly and voluntarily without reliance upon any statements or representations by the Partnership, or any of its affiliates, or its of their employees or representatives, other than those contained in this Agreement, and that no other promise, inducement or agreement has been made to Employee.

H.    Source of Payments. The Special Bonus Retention Amounts will be paid from the general assets of the Partnership. The Partnership will not establish a trust or escrow to fund the benefits that may become due and payable under this Agreement.
I.    Employee’s Execution of Agreement. Employee is advised to exercise Employee’s right to consult with an attorney of Employee’s choice in considering whether to sign this Agreement. Employee affirms that Employee has carefully read this Agreement, that Employee understands the contents and meaning of this Agreement and that Employee’s execution of this Agreement is knowing and voluntary.

J.    Binding Effect. This Agreement shall be binding upon (i) Employee and Employee’s heirs, personal representatives and assigns, (ii) if Employee is married, Employee’s spouse and such spouse’s heirs, personal representatives and assigns, and (iii) the Partnership and its successors and assigns.

K.    Section 409A Compliance. This Agreement is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) due to the application of the “short-term deferral” rule under Treasury Regulation Section 1.409A-1(b)(iv). Notwithstanding any other provisions of this Agreement to the contrary, if any portion of the payments to be made under this Agreement are determined to be subject to Code Section 409A, then the parties hereto agree that they will in good faith amend this Agreement in any manner reasonably necessary in order to comply with Code Section 409A, and the parties further understand and agree that any provision in this Agreement that shall violate the requirements of Code Section 409A shall be of no force and effect after such amendment.
L.    Counterparts. The parties may execute this Agreement in two counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same document.

[INTENTIONALLY LEFT BLANK SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Partnership and Employee have executed this Agreement this 24th day of February, 2016.

ENERGY TRANSFER EQUITY, L.P.

By: LE GP, L.L.C., its general partner

By: /s/ Kelcy Warren____________________
Kelcy Warren
Chairman

EMPLOYEE

By: /s/ Thomas P. Mason__________________
    Thomas P. Mason